CUMULUS MEDIA INC.

CUMULUS MEDIA Announces Relisting on the NASDAQ Stock Market

ATLANTA, GA - July 27, 2018: Cumulus Media Inc. (PINK: CMIA) (“CUMULUS MEDIA”, “we”, “our” or the “Company”) today announced that it has received notice from the NASDAQ Stock Market that the Company’s Class A common stock has been approved for relisting on the NASDAQ Global Market. We expect that our Class A common stock will begin trading on August 1, 2018 at the market open under the symbol “CMLS.”

About CUMULUS MEDIA
A leader in the radio broadcasting industry, CUMULUS MEDIA (PINK: CMIA) combines high-quality local programming with iconic, nationally syndicated media, sports and entertainment brands to deliver premium content choices to the 245 million people reached each week through its 441 owned-and-operated stations broadcasting in 90 U.S. media markets (including eight of the top 10), approximately 8,000 broadcast radio stations affiliated with its Westwood One network and numerous digital channels. Together, the Cumulus Radio Station Group and Westwood One platforms make CUMULUS MEDIA one of the few media companies that can provide advertisers with national reach and local impact. The Cumulus Radio Station Group and Westwood One are the exclusive radio broadcast partners to some of the largest brands in sports, entertainment, news, and talk, including the NFL, the NCAA, the Masters, the Olympics, the GRAMMYs, the Academy of Country Music Awards, the American Music Awards, the Billboard Music Awards, and more. Additionally, it is the nation's leading provider of country music and lifestyle content through its NASH brand, which serves country fans nationwide through radio programming, exclusive digital content, and live events. For more information, visit www.cumulusmedia.com.

Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact and relate to our intent, belief or current expectations, primarily with respect to our future operating, financial and strategic performance. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those contained in or implied by the forward-looking statements as a result of various factors including, but not limited to, risks and uncertainties related to our recently completed financial restructuring and other risk factors described from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond our control, and the unexpected occurrence or failure to occur of any such events or matters could significantly alter the actual results of our operations or financial condition. Cumulus Media Inc. assumes no responsibility to update any forward-looking statement as a result of new information, future events or otherwise.

Contact Information

Investor Relations
Collin Jones
Cumulus Media Inc.
404-260-6600